Exhibit 99.(d)(1)(c)

THIRD AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT effective as of the 14th day of May, 2015, amends that certain Investment Advisory Agreement (the “Agreement”) by and between Virtus Variable Insurance Trust, a Delaware statutory trust (the “Trust”), and Virtus Investment Advisers, Inc., a Massachusetts corporation (the “Adviser”), as follows:

1.	The investment advisory fee for each Series are hereby is set forth on Schedule A to the Agreement, which is hereby replaced with Schedule A attached hereto and made a part hereof.

2.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have such meanings as ascribed thereto in the Agreement, as amended.

3.	This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers or other representatives.

VIRTUS VARIABLE INSURANCE TRUST

By: /s/ W. Patrick Bradley

Name: W. Patrick Bradley

Title: Senior Vice President, Chief Financial Officer & Treasurer

VIRTUS INVESTEMENT ADVISERS, INC.

By: /s/ Francis G. Waltman

Name: Francis G. Waltman

Title: Executive Vice President

SCHEDULE A

Series	Annual Investment Advisory Fee

Virtus Equity Trend Series	1.00%

	1st $250 Million	Next $250 Million	Over $500 Million
Virtus Capital Growth Series	0.70%	0.65%	0.60%
Virtus Growth & Income Series	0.70%	0.65%	0.60%
Virtus Multi-Sector Fixed Income Series	0.50%	0.45%	0.40%
Virtus Strategic Allocation Series	0.60%	0.55%	0.50%
Virtus International Series	0.75%	0.70%	0.65%

	1st $1 Billion	Next $1 Billion	Over $2 Billion
Virtus Real Estate Securities Series	0.75%	0.70%	0.65%

	1st $1 Billion	$1+ Billion
Virtus Small-Cap Growth Series	0.85%	0.80%

	1st $400 Million	$400 Million to $1 Billion	Over $1 Billion
Virtus Small-Cap Value Series	0.90%	0.85%	0.80%